PNR/A983.00044

+44 (0)20 7859 1298
+44 (0)20 7638 1112
paul.randall@ashursts.com

4 March 2003

The Directors
AMVESCAP PLC
30 Finsbury Square
London EC2A 1AG


Dear Sirs

AMVESCAP No. 3 Executive Share Option Scheme

We have acted as English legal advisers to AMVESCAP PLC ("AMVESCAP") in relation to the AMVESCAP No. 3 Executive Share Option Scheme (the "Scheme") under which eligible employees of AMVESCAP and its subsidiaries may be granted options to acquire fully paid ordinary shares in the capital of AMVESCAP ("Shares"). We give this opinion in connection with AMVESCAP's Registration Statement on Form S-8 (the "S-8") to register under the Securities Act of 1933, as amended (the "Act"), the allotment of up to 36,688,490 Ordinary Shares of 25p each (the "Shares") in connection with the Scheme.

Review and assumptions

For the purpose of expressing the opinion set out below, we have examined copies, certified or otherwise identified to our satisfaction, of the following:

     (a)  the memorandum and articles of association of AMVESCAP;

     (b)  the rules of the Scheme;

     (c) subscription agreements dated 20 November 1996, 25 November 1997, 18 November 1998 and 9 December 1999.

     (d)  details of:

          (i)  the number of Shares currently under option under the Scheme;

          (ii) the number of authorised and the number of issued ordinary shares in the capital of AMVESCAP; and

          (iii)the number of Shares acquired under the subscription agreements mentioned in (c) to date;
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     (e)  minutes  of the Board or a  committee  of the Board held on 1 November
          1996,  21  November   1997,  3  December  1998  and  1  December  1999
          authorising the execution of the subscription agreements;

and relied upon the statements as to factual matters contained in or made pursuant to each of the above-mentioned documents.

This opinion is confined to matters of English law. Accordingly, we express no opinion herein with regard to the law of any country or system (including as to the Act) other than the laws of England as currently applied by the English courts. This opinion is given only in respect of English law and is itself governed by English law.

We carried out, on 4 March 2003, a company search at the Companies
Registry, in respect of AMVESCAP, which did not reveal the existence of any order or resolution to wind it up or of the appointment of any receiver or administrator. Notice of an order, resolution or appointment does not appear immediately on the register and a company search will not in any event reveal the existence of a petition to wind up or appoint an administrator.

Except as stated above, we have not examined any contracts, instruments or other documents entered into by or affecting AMVESCAP or any corporate records of AMVESCAP and have not made any other enquiries concerning AMVESCAP. We have not investigated the laws of any country other than England and we assume that no foreign law affects any of the conclusions stated below. This opinion is given only with respect to English law and is itself governed by English law.

In giving this opinion, we have assumed:

     (a) that all signatures are genuine, all copies conform to original documents, all originals are authentic and complete and that all documents are valid and binding on all parties thereto other than AMVESCAP;

     (b) that the resolutions of the board of directors of AMVESCAP provided to us in connection with the giving of this opinion were duly passed at a properly convened meeting of duly appointed directors of AMVESCAP and that a duly qualified quorum of such directors (or committee) present throughout the meeting voted in favour of approving the resolutions, and that such resolutions have not been amended or rescinded and are in full force and effect;

     (c) that the Shares will be allotted and issued with any necessary authority of resolutions (including disapplication of pre-emption rights) passed by the shareholders of AMVESCAP at a properly convened meeting of shareholders and that a proper quorum of such shareholders present throughout the meeting voted in favour of approving the resolutions and that such resolutions have not been amended or rescinded and are in full force and effect;

     (d) that all documentation relating to the Plan supplied to us is the up-to-date version thereof;

     (e) that the Plan has been and will be operated solely in accordance with its terms.

Opinion

On the basis of and subject to the foregoing and the matters set out below and any matters not disclosed to us, and having regard to such considerations of English law in force as at the date of this opinion as we consider relevant, we are of the opinion that:

     (a)  AMVESCAP  is  a  limited   liability  company  duly  incorporated  and
          subsisting under the laws of England and registered in England and Wales and:

          (i) our search of 4 March 2003 of the register for AMVESCAP at the Companies Registry revealed no order or resolution for the winding up of AMVESCAP and no notice of appointment in respect of AMVESCAP of a liquidator, receiver, administrative receiver or administrator;

          (ii) the Central Registry of Winding up Petitions confirmed in response to our telephone enquiry on 4 March 2003 that no petition for the winding up of AMVESCAP has been presented within the period of six months prior to the date when such enquiries were made;

     (b) there are sufficient authorised but unissued Shares to satisfy the exercise of existing options under the Plan; and

     (c) upon due issue of the Shares by AMVESCAP, on exercise of rights under the subscription agreements or any of them in connection with the exercise of options under the Plan, in accordance with the United Kingdom Companies Act 1985 and the memorandum and articles of association of AMVESCAP, as the case may be, full payment therefore being made in accordance with the terms of the subscription agreement, optionholders under the Plan will receive Shares which have been legally and validly issued and which are fully paid and no further contributions in respect thereof will be required to be made to AMVESCAP by the holders of those Shares by reason of their being shareholders.

Qualifications

Our opinion is subject to the following qualifications:

     (a) the search at the Companies Registry referred to above is not conclusively capable of revealing whether or not:

          (i) a winding up order has been made or a resolution passed for the winding up of a company; or

          (ii) an administration order has been made; or

          (iii)a receiver, administrative receiver, administrator or liquidator has been appointed,

          as notice of these matters may not be filed with the Companies Registry immediately and, when filed, may not be entered on the public register of the relevant company immediately. In addition, that search is not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented. However, we have been informed that AMVESCAP is not aware of any such matter;

     (b) the enquiry at the Central Registry of Winding Up Petitions referred to above relates only to a compulsory winding up and is not conclusively capable of revealing whether or not a winding up petition has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding Up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to date when the enquiry was made. However, we have been informed that AMVESCAP is not aware of any such matter.

Benefit of opinion

This opinion is addressed to you solely for your own benefit in relation to the filings required with the Securities and Exchange Commission of the USA above and, except with our prior written consent, is not to be used or relied upon by any other person or used or relied upon by you for any other purpose. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours faithfully

/s/ Ashurst Morris Crisp


ASHURST MORRIS CRISP